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                                                                   Exhibit 3.133

            CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
                INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Lesley Allison and Jodie Brokowski certify that:

1. They are the President and the Secretary, respectively, of Integrated Specialists Management Services, Inc., a California corporation.

2. Article One of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

3. The name of this corporation shall be Team Health Anesthesia Management Services, Inc.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of Integrated Specialists Management Services, Inc.

5. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 784. The number of outstanding shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: 9/5/02                                        /S/ Lesley A. Allison
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                                                    Lesley A. Allison, President

                                                    /s/ Jodie Brokowski
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                                                    Jodie Brokowski, Secretary